AGREEMENT AND PLAN OF MERGER AND REINCORPORATION

AGREEMENT AND PLAN OF MERGER AND REINCORPORATION (the "Agreement") is entered into as of this 11th day of January, 2008 by and between Integrated Environmental Technologies, Ltd., a Delaware corporation ("IET"), and Integrated Environmental Technologies, Ltd., a Nevada corporation ("IET NV").

WITNESSETH:

WHEREAS, IET NV is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, IET is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, on the date of this Agreement, IET NV has authority to issue 200,000,000 shares of common stock, par value $0.001 per share (the "IET NV Common Stock"), of which 1,000,000 shares are issued and outstanding and owned by IET;

WHEREAS, on the date of this Agreement, IET has authority to issue (a) 200,000,000 shares of common stock, par value $0.001 per share (the "IET Common Stock"), of which approximately 68,010,467 shares were issued and outstanding on January 11, 2008, and (b) no shares of preferred stock;

WHEREAS, the respective Boards of Directors of IET NV and IET have determined that, for the purpose of effecting the reincorporation of IET in the State of Nevada, it is advisable, to the advantage of, and in the best interests of IET and its stockholders and IET NV and its stockholder that IET merge with and into IET NV upon the terms and subject to the conditions herein provided;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective Boards of Directors of IET NV and IET and the stockholders of IET NV have unanimously adopted and approved this Agreement, and the Board of Directors of IET has directed that this Agreement be submitted to the stockholders of IET for their consideration;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, IET and IET NV hereby agree as follows:

1. MERGER. Subject to the approval of the stockholders of IET in accordance with the Delaware General Corporation Law (the "DGCL"), at such time thereafter as the parties hereto shall mutually agree, IET shall be merged with and into IET NV (the "Merger"), and IET NV shall be the surviving corporation (the "Surviving Corporation") in the Merger. The Merger shall be effective upon (a) the filing of this Agreement together with the Articles of Merger (the "Articles of Merger") with the office of the Nevada Secretary of State in accordance with the provisions of Chapter 92-A of the

Nevada Revised Statutes (the "NRS") and (b) the filing of a duly certified counter-part of this Agreement and a duly executed Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL, the date and time of the later of such filings being hereinafter referred to as the "Effective Time." Immediately following the due approval of the Merger by the stockholders of IET, subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by IET NV and IET and thereafter delivered to the office of the Nevada Secretary of State for filing, as provided in Chapter 92-A of the NRS, and a Certificate of Merger shall be duly executed by IET and IET NV and thereafter delivered to the office of the Delaware Secretary of State for filing, pursuant to Section 251 of the DGCL.

2. GOVERNING DOCUMENTS. The Articles of Incorporation of IET Nevada, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of IET Nevada, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

3. DIRECTORS AND OFFICERS. The directors (including their respective denomination as Class I, Class II or Class III directors) and officers of IET shall be the directors (denominated in like manner by class) and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

4. SUCCESSION. At the Effective Time, IET NV shall succeed to IET in the manner of and as more fully set forth in Section 259 of the DGCL and NRS 92A.250.

5. FURTHER ASSURANCES. From time to time, as and when required by IET NV or by its successors and assigns, there shall be executed and delivered on behalf of IET such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in IET NV the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of IET, and otherwise to carry out the purposes of this Agreement, and the officers and directors of IET NV are fully authorized in the name and on behalf of IET or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6. STOCK OF IET. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of IET Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable share of IET NV Common Stock.

7. OUTSTANDING STOCK OF IET NV. At the Effective Time, the 1,000,000 shares of IET NV Common Stock presently issued and outstanding in the name of IET shall be canceled and retired and resume the status of authorized and unissued shares of IET NV Common Stock, and no shares of IET NV Common Stock or other securities of IET NV shall be issued in respect thereof.

8. STOCK CERTIFICATES. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of IET Common Stock shall be deemed for all purposes to evidence ownership and to represent the shares of IET NV Common Stock into which the shares of IET Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of IET or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to IET NV or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of IET NV Common Stock evidenced by such outstanding certificate as above provided.

9. OPTIONS. At the Effective Time, each outstanding option or other right to purchase shares of IET Common Stock, including options granted and outstanding under IET's 2002 Stock Option Plan, shall be converted into and become an option or right to purchase the same number of shares of IET NV Common Stock at a price per share equal to the exercise price of the option or right to purchase IET Common Stock and upon the same terms and subject to the same conditions as set forth in the IET Option Plan and the agreements entered into by IET pertaining to such options or rights. A number of shares of IET NV Common Stock shall be reserved for purposes of such options and rights equal to the number of shares of IET Common Stock so reserved immediately prior to the Effective Time. As of the Effective Time, IET NV shall assume all obligations of IET under agreements pertaining to such options and rights, including the IET Option Plan, and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

10. COVENANTS OF IET NV. IET NV covenants and agrees that, effective not later than the Effective Time, it will: (a) qualify to do business as a foreign corporation in all states in which IET is so qualified and in which the failure to so qualify would have a material adverse effect on the business or financial condition of IET NV and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and (b) file any and all documents with the Delaware Franchise Tax Board necessary to the assumption by IET NV of all of the franchise tax liabilities of IET.

11. BOOK ENTRIES. As of the Effective Time, entries shall be made upon the books of IET NV in accordance with the following: (a) The assets and liabilities of IET shall be recorded at the amounts at which they were carried on the books of IET immediately prior to the Effective Time, with appropriate adjustments to reflect the retirement of the 1,000,000 shares of IET NV Common Stock presently issued and outstanding. (b) There shall be credited to the capital stock of IET NV the aggregate amount of the par value of all shares of IET NV Common Stock resulting from the conversion of the outstanding IET Common Stock pursuant to the Merger. (c) There shall be credited to the capital surplus account of IET NV the aggregate of the amounts shown in the capital stock and capital surplus accounts of IET immediately prior to the Effective Time, less the amount credit to the common stock account of IET NV pursuant to Paragraph 11(b) above. (d) There shall be credited to the retained earnings account of IET NV an amount equal to that carried in the retained earnings account of IET immediately prior to the Effective Time.

12. CONDITION. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement that the shares of IET NV Common Stock to be issued by IET NV shall, upon official notice of issuance, be quoted on the OTC Bulletin Board as of the Effective Time.

13. AMENDMENT. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of IET, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of IET NV and IET to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided that any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of IET NV or the stockholders of IET shall be subject to all applicable limitations of the applicable provisions of the DGCL and the NRS.

14. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either IET or IET NV or both, notwithstanding approval of this Agreement by the sole stockholder of IET NV and the stockholders of IET.

15. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

16. THIRD PARTIES. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

17. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to conflict of laws principles.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of IET and IET NV is hereby executed on behalf of each of said two corporations by their respective officers duly authorized.

Integrated Environmental Technologies, Ltd.

A Delaware Corporation

By: /s/William E. Prince
William E. Prince, President

Integrated Environmental Technologies, Ltd.

A Nevada Corporation

By: /s/Marion C. Sofield
Marion C. Sofield, Secretary

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